Exhibit 99.1

NYSE: TRV

Travelers Reports Third Quarter Net and Operating Income per Diluted Share of $2.45 and $2.40, Respectively

Return on Equity and Operating Return on Equity of 11.6% and 12.5%, Respectively

•             Net and operating income of $716 million and $701 million, respectively, declined from the prior year quarter, primarily due to lower net favorable prior year reserve development and higher non-catastrophe weather-related losses.

•             Strong consolidated underwriting results, as reflected in combined ratio of 92.9% and underlying combined ratio of 92.1%.

•             Record net written premiums of $6.389 billion, up 3% from prior year quarter.

•             Total capital returned to shareholders of $755 million in the quarter, including $562 million of share repurchases. Year-to-date total capital returned to shareholders of $2.292 billion, including $1.721 billion of share repurchases.

•             Book value per share of $86.04 increased 9% from end of prior year quarter and 8% from year-end 2015. Adjusted book value per share of $78.82 increased 6% and 5%, respectively, from the same dates.

•             Board of Directors declared quarterly dividend per share of $0.67.

New York, October 20, 2016 — The Travelers Companies, Inc. today reported net income of $716 million, or $2.45 per diluted share, for the quarter ended September 30, 2016, compared to $928 million, or $2.97 per diluted share, in the prior year quarter. Operating income in the current quarter was $701 million, or $2.40 per diluted share, compared to $918 million, or $2.93 per diluted share, in the prior year quarter. These declines were primarily driven by lower net favorable prior year reserve development and higher non-catastrophe weather-related losses. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended September 30,				Nine Months Ended September 30,
except for premiums & revenues)	2016	2015	Change		2016	2015	Change
Net written premiums	$6,389	$6,191	3%		$18,900	$18,257	4%

Total revenues	$6,961	$6,798	2		$20,432	$20,137	1

Net income	$716	$928	(23)		$2,071	$2,573	(20)
per diluted share	$2.45	$2.97	(18)		$7.00	$8.04	(13)
Operating income	$701	$918	(24)		$2,048	$2,551	(20)
per diluted share	$2.40	$2.93	(18)		$6.92	$7.97	(13)

Diluted weighted average shares outstanding	289.8	311.0	(7)		293.6	317.7	(8)

Combined ratio	92.9%	86.9%	6.0	pts	92.8%	88.9%	3.9	pts
Underlying combined ratio	92.1%	88.8%	3.3	pts	91.5%	89.9%	1.6	pts

Return on equity	11.6%	15.4%	(3.8)	pts	11.4%	14.0%	(2.6)	pts
Operating return on equity	12.5%	16.2%	(3.7)	pts	12.2%	14.9%	(2.7)	pts

				Change from
	September 30,	December 31,	September 30,	December 31,	September 30,
	2016	2015	2015	2015	2015
Book value per share	$86.04	$79.75	$79.00	8%	9%
Adjusted book value per share	78.82	75.39	74.35	5	6

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“We were pleased with our third quarter operating income of $701 million and operating return on equity of 12.5%, which brings our year-to-date operating return on equity to 12.2%,” commented Alan Schnitzer, Chief Executive Officer. “Underwriting results for the quarter reflected lower net favorable prior year reserve development, higher non-catastrophe weather-related losses and higher-than-expected losses associated with auto bodily injury but nonetheless remained strong as reflected in our 92.9% combined ratio. While returns from our high-quality fixed income portfolio declined in line with our expectations due to the continued low interest rate environment, returns from our non-fixed income portfolio improved from recent quarters and were comparable to the prior year quarter. In terms of capital management, we returned $755 million of excess capital to shareholders, including $562 million of share repurchases. Year to date, we have returned nearly $2.3 billion to shareholders, including over $1.7 billion in share repurchases.

“We are encouraged that the markets in which we operate continue to remain stable. In our commercial businesses, we are pleased with our historically high levels of retention and positive renewal premium change. Once again, these results were due to the successful execution of our strategy to retain those accounts that meet our return thresholds and to take appropriate measures to improve profitability on those accounts that do not, while also seeking attractive new business opportunities. In Personal Insurance, growth in auto, driven by the success of our Quantum Auto 2.0 product, and in homeowners, which benefited from our ability to offer a compelling account solution to our customers and agents, resulted in record net written premiums of over $2.2 billion for the quarter. While we experienced a somewhat higher-than-expected level of bodily injury claim severity across our auto product portfolio, we believe this was attributable to environmental factors and was not product-specific. Accordingly, we continue to believe that growth from Quantum Auto 2.0 is adding meaningful economic value, and the product remains positioned to generate appropriate returns over time.

“Our results this quarter and year to date reflect our continued focus on delivering superior returns. We are confident that our competitive advantages and ability to execute on our marketplace strategies, together with our balance sheet strength and active capital management strategy, will continue to enable us to invest in our businesses while delivering industry-leading returns over time.”

Consolidated Results

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2016	2015	Change		2016	2015	Change

Underwriting gain:	$408	$759	$(351)		$1,224	$1,890	$(666)
Underwriting gain includes:
Net favorable prior year reserve development	39	199	(160)		507	649	(142)
Catastrophes, net of reinsurance	(89)	(85)	(4)		(740)	(468)	(272)

Net investment income	582	614	(32)		1,675	1,838	(163)

Other income/(expense), including interest expense	(66)	(81)	15		(181)	(232)	51

Operating income before income taxes	924	1,292	(368)		2,718	3,496	(778)
Income tax expense	223	374	(151)		670	945	(275)
Operating income	701	918	(217)		2,048	2,551	(503)
Net realized investment gains after income taxes	15	10	5		23	22	1
Net Income	$716	$928	$(212)		$2,071	$2,573	$(502)

Combined ratio	92.9%	86.9%	6.0	pts	92.8%	88.9%	3.9	pts

Impact on combined ratio
Net favorable prior year reserve development	(0.6)	(3.3)	2.7	pts	(2.8)	(3.6)	0.8	pts
Catastrophes, net of reinsurance	1.4	1.4	—	pts	4.1	2.6	1.5	pts

Underlying combined ratio	92.1%	88.8%	3.3	pts	91.5%	89.9%	1.6	pts

Net written premiums
Business and International Insurance	$3,583	$3,590	—%		$11,177	$11,066	1%
Bond & Specialty Insurance	566	565	—		1,594	1,577	1
Personal Insurance	2,240	2,036	10		6,129	5,614	9
Total	$6,389	$6,191	3%		$18,900	$18,257	4%

Third Quarter 2016 Results

(All comparisons vs. third quarter 2015, unless noted otherwise)

Net income of $716 million after-tax and operating income of $701 million after-tax decreased $212 million and $217 million, respectively, primarily due to lower net favorable prior year reserve development and higher non-catastrophe weather-related losses.

Underwriting results

•                  The combined ratio remained strong at 92.9%. It increased 6.0 points due to a higher underlying combined ratio (3.3 points) and lower net favorable prior year reserve development (2.7 points).

•                  The underlying combined ratio of 92.1% increased 3.3 points, primarily driven by higher non-catastrophe weather-related losses, higher loss estimates in the personal automobile product line for bodily injury liability coverages, including the re-estimation of losses incurred in the first six months of 2016 and the impact of loss cost trends that modestly exceeded earned pricing in the Business and International Insurance segment, as expected, partially offset by lower levels of what the Company defines as large losses.

•                  Net favorable prior year reserve development in Business and International Insurance and Bond & Specialty Insurance of $60 million pre-tax was partially offset by net unfavorable prior year reserve development in Personal Insurance of $21 million pre-tax. Catastrophe losses in the third quarter of 2016 primarily resulted from hail storms in the Western region of the United States and flooding in the Southeast region of the United States.

Net investment income of $582 million pre-tax ($472 million after-tax) decreased due to lower returns in the fixed income portfolio, while returns in the non-fixed income portfolio were comparable to the prior year quarter and improved from recent periods. Fixed income returns declined in line with our expectations due to lower reinvestment rates available in the market.

Record net written premiums of $6.389 billion increased 3% driven by growth in Personal Insurance.

Year-to-Date 2016 Results

(All comparisons vs. year-to-date 2015, unless noted otherwise)

Net income of $2.071 billion after-tax and operating income of $2.048 billion after-tax decreased $502 million and $503 million, respectively, primarily driven by higher catastrophe losses, a lower underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses), lower net investment income and lower net favorable prior year reserve development in the Personal Insurance segment.

Underwriting results

•                  The combined ratio remained strong at 92.8%. It increased 3.9 points due to a higher underlying combined ratio (1.6 points), higher catastrophe losses (1.5 points) and lower net favorable prior year reserve development (0.8 points).

•                  The underlying combined ratio of 91.5% increased 1.6 points, primarily driven by higher non-catastrophe weather-related losses, as expected, the impact of loss cost trends that modestly exceeded earned pricing in the Business and International Insurance segment, as expected, and higher loss estimates in the personal automobile product line for bodily injury liability coverages, partially offset by lower levels of what the Company defines as large losses.

•                  Net favorable prior year reserve development occurred in all segments. Catastrophe losses included the third quarter events discussed above, as well as wind and hail storms in several regions of the United States and wildfires in Canada in the second quarter of 2016 and wind and hail storms in Texas and several other regions of the United States and winter storms in the eastern United States in the first quarter of 2016.

Net investment income of $1.675 billion pre-tax ($1.353 billion after-tax) decreased due to lower returns in both the fixed income and non-fixed income portfolios. Fixed income returns declined due to the lower reinvestment rates available in the market. Non-fixed income returns, which remained positive, declined due to lower private equity and real estate partnership returns.

Other income/(expense) included proceeds from the favorable settlement of a claims-related legal matter in the first quarter of 2016.

Record net written premiums of $18.900 billion increased 4% driven by growth in Personal Insurance.

Shareholders’ Equity

Shareholders’ equity of $24.439 billion increased 4% from year-end 2015, primarily due to an increase in after-tax net unrealized investment gains. After-tax net unrealized investment gains were $2.049 billion ($3.135 billion pre-tax), compared to $1.289 billion after-tax ($1.974 billion pre-tax) at year-end 2015. Book value per share of $86.04 and adjusted book value per share of $78.82 increased 8% and 5%, respectively, from year-end 2015.

The Company repurchased 4.8 million shares during the third quarter at an average price of $117.28 per share for a total cost of $562 million. Capacity remaining under the existing share repurchase authorization was $1.684 billion at the end of the quarter. At the end of third quarter 2016, statutory capital and surplus was $20.609 billion and the ratio of debt-to-capital was 20.8%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains was 22.3%, well within the Company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.67 per share. This dividend is payable on December 30, 2016, to shareholders of record as of the close of business on December 9, 2016.

Business and International Insurance Segment Financial Results

	Three Months Ended September 30,				Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2016	2015	Change		2016	2015	Change

Underwriting gain:	$128	$272	$(144)		$377	$730	$(353)
Underwriting gain includes:
Net favorable prior year reserve development	19	49	(30)		250	229	21
Catastrophes, net of reinsurance	(72)	(39)	(33)		(432)	(246)	(186)

Net investment income	445	471	(26)		1,280	1,412	(132)

Other income	10	5	5		51	18	33
Operating income before income taxes	583	748	(165)		1,708	2,160	(452)
Income tax expense	126	202	(76)		382	556	(174)
Operating income	$457	$546	$(89)		$1,326	$1,604	$(278)

Combined ratio	96.1%	92.2%	3.9	pts	96.2%	92.9%	3.3	pts

Impact on combined ratio
Net favorable prior year reserve development	(0.5)	(1.4)	0.9	pts	(2.3)	(2.1)	(0.2	)pts
Catastrophes, net of reinsurance	1.9	1.1	0.8	pts	4.0	2.2	1.8	pts

Underlying combined ratio	94.7%	92.5%	2.2	pts	94.5%	92.8%	1.7	pts

Net written premiums by market
Domestic
Select Accounts	$657	$654	—%		$2,090	$2,085	—%
Middle Market	1,616	1,597	1		4,939	4,774	3
National Accounts	245	254	(4)		799	781	2
First Party	399	411	(3)		1,223	1,203	2
Specialized Distribution	263	277	(5)		851	845	1
Total Domestic	3,180	3,193	—		9,902	9,688	2
International	403	397	2		1,275	1,378	(7)
Total	$3,583	$3,590	—%		$11,177	$11,066	1%

Third Quarter 2016 Results

(All comparisons vs. third quarter 2015, unless noted otherwise)

Operating income for Business and International Insurance was $457 million after-tax, a decrease of $89 million, primarily due to a lower underlying underwriting gain, higher catastrophe losses and lower net favorable prior year reserve development.

Underwriting results

•                  The combined ratio of 96.1% increased 3.9 points due to a higher underlying combined ratio (2.2 points), lower net favorable prior year reserve development (0.9 points) and higher catastrophe losses (0.8 points).

•                  The underlying combined ratio of 94.7% increased 2.2 points, primarily driven by higher non-catastrophe weather-related losses, the impact of loss cost trends that modestly exceeded earned pricing, as expected, and a modestly higher expense ratio, partially offset by lower levels of what the Company defines as large losses.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the Company’s domestic operations in (i) the general liability product line for both primary and excess coverages for accident years 2006 and prior as well as accident years 2014 and 2015 (excluding an increase to asbestos reserves discussed below), (ii) the workers’ compensation product line for accident years 2006 and prior as well as accident year 2015 and (iii) the commercial auto product line for accident years 2011 and prior, partially offset by (iv) a $225 million increase to asbestos reserves.

•                  The asbestos reserve strengthening, which resulted from the Company’s annual in-depth asbestos claim review that was completed in the third quarter, was driven by increases in the Company’s estimate for projected settlement and defense costs related to a broad number of policyholders. The increase in the estimate of projected settlement and defense costs resulted from recent payment trends that continue to be higher than previously anticipated. While the overall view of the underlying asbestos environment is essentially unchanged from recent periods, there remains a high degree of uncertainty with respect to future exposure to asbestos claims.

Net written premiums of $3.583 billion were comparable with the prior year quarter.

Year-to-Date 2016 Results

(All comparisons vs. year-to-date 2015, unless noted otherwise)

Operating income for Business and International Insurance was $1.326 billion after-tax, a decrease of $278 million, primarily driven by higher catastrophe losses, a lower underlying underwriting gain and lower net investment income, partially offset by higher other income and higher net favorable prior year reserve development. The prior year period also included a $12 million tax benefit.

Underwriting results

•                  The combined ratio of 96.2% increased 3.3 points due to higher catastrophe losses (1.8 points) and a higher underlying combined ratio (1.7 points), partially offset by higher net favorable prior year reserve development (0.2 points).

•                  The underlying combined ratio of 94.5% increased 1.7 points, primarily driven by the impact of loss cost trends that modestly exceeded earned pricing, as expected, higher non-catastrophe weather-related losses and a modestly higher expense ratio, partially offset by lower levels of what the Company defines as large losses.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in the Company’s domestic operations in (i) the workers’ compensation product line for accident years 2006 and prior as well as accident year 2015 and (ii) the general liability product line, related to both primary and excess coverages for accident years 2006 and prior as well as accident years 2011, 2013 and 2015 (excluding an increase to asbestos and environmental reserves discussed below) and (iii) the commercial automobile product line for accident years 2011 and prior, as well as in the Company’s international operations in Europe and Canada.

These factors contributing to net favorable prior year reserve development were partially offset by a $225 million increase to asbestos reserves and by an $82 million increase to environmental reserves.

Other income included proceeds from the favorable settlement of a claims-related legal matter in the first quarter of 2016.

Net written premiums of $11.177 billion increased 1% driven by continued high retention rates, positive renewal premium changes and an increase in new business volume in domestic Business Insurance.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2016		2015		Change		2016		2015		Change

Underwriting gain:	$156		$229		$(73)		$554		$483		$71
Underwriting gain includes:
Net favorable prior year reserve development	41		103		(62)		251		178		73
Catastrophes, net of reinsurance	(1)		(1)		—		(5)		(3)		(2)

Net investment income	53		56		(3)		156		169		(13)

Other income	4		4		—		13		14		(1)
Operating income before income taxes	213		289		(76)		723		666		57
Income tax expense	67		93		(26)		231		195		36
Operating income	$146		$196		$(50)		$492		$471		$21

Combined ratio	70.1%		57.1%		13.0	pts	64.0%		68.8%		(4.8	)pts

Impact on combined ratio
Net favorable prior year reserve development	(7.5	)pts	(19.1	)pts	11.6	pts	(16.1	)pts	(11.4	)pts	(4.7	)pts
Catastrophes, net of reinsurance	0.2	pts	0.1	pts	0.1	pts	0.3	pts	0.2	pts	0.1	pts

Underlying combined ratio	77.4%		76.1%		1.3	pts	79.8%		80.0%		(0.2	)pts

Net written premiums
Management Liability	$354		$350		1%		$1,010		$993		2%
Surety	212		215		(1)		584		584		—
Total	$566		$565		—%		$1,594		$1,577		1%

Third Quarter 2016 Results

(All comparisons vs. third quarter 2015, unless noted otherwise)

Operating income for Bond & Specialty Insurance was $146 million after-tax, a decrease of $50 million, primarily driven by lower net favorable prior year reserve development.

Underwriting results

•                  The combined ratio of 70.1% increased 13.0 points due to lower net favorable prior year reserve development (11.6 points), a higher underlying combined ratio (1.3 points) and higher catastrophe losses (0.1 points).

•                  The underlying combined ratio was strong at 77.4%.

•                  Net favorable prior year reserve development resulted from better than expected loss experience in the fidelity and surety product line for accident years 2009 through 2015.

Net written premiums of $566 million were comparable to the prior year quarter.

Year-to-Date 2016 Results

(All comparisons vs. year-to-date 2015, unless noted otherwise)

Operating income for Bond & Specialty Insurance was $492 million after-tax, an increase of $21 million, primarily driven by higher net favorable prior year reserve development, partially offset by lower net investment income. The prior year period also included a $16 million tax benefit.

Underwriting results

•                  The combined ratio of 64.0% improved 4.8 points due to higher net favorable prior year reserve development (4.7 points) and a lower underlying combined ratio (0.2 points), partially offset by higher catastrophe losses (0.1 points).

•                  The underlying combined ratio was strong at 79.8%.

•                  Net favorable prior year reserve development primarily resulted from better than expected loss experience in (i) the fidelity and surety product line for accident years 2009 through 2015 and (ii) the general liability product line for accident years 2007 through 2011.

Net written premiums of $1.594 billion increased 1%, primarily driven by continued high retention rates, positive renewal premium changes and an increase in new business volume in Management Liability.

Personal Insurance Segment Financial Results

	Three Months Ended September 30,						Nine Months Ended September 30,
($ in millions and pre-tax, unless noted otherwise)	2016		2015		Change		2016		2015		Change

Underwriting gain:	$124		$258		$(134)		$293		$677		$(384)
Underwriting gain includes:
Net favorable/(unfavorable) prior year reserve development	(21)		47		(68)		6		242		(236)
Catastrophes, net of reinsurance	(16)		(45)		29		(303)		(219)		(84)

Net investment income	84		87		(3)		239		257		(18)

Other income	14		9		5		42		33		9
Operating income before income taxes	222		354		(132)		574		967		(393)
Income tax expense	64		113		(49)		161		300		(139)
Operating income	$158		$241		$(83)		$413		$667		$(254)

Combined ratio	92.9%		85.1%		7.8	pts	94.1%		86.6%		7.5	pts

Impact on combined ratio
Net (favorable)/unfavorable prior year reserve development	1.1	pts	(2.6	)pts	3.7	pts	(0.1	)pts	(4.5	)pts	4.4	pts
Catastrophes, net of reinsurance	0.8	pts	2.5	pts	(1.7	)pts	5.3	pts	4.1	pts	1.2	pts

Underlying combined ratio	91.0%		85.2%		5.8	pts	88.9%		87.0%		1.9	pts

Net written premiums
Agency Automobile(1)	$1,095		$934		17%		$3,045		$2,646		15%
Agency Homeowners & Other(1)	1,058		1,035		2		2,854		2,793		2
Direct to Consumer	87		67		30		230		175		31
Total	$2,240		$2,036		10%		$6,129		$5,614		9%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

Third Quarter 2016 Results

(All comparisons vs. third quarter 2015, unless noted otherwise)

Operating income for Personal Insurance was $158 million after-tax, a decrease of $83 million, primarily driven by a lower underlying underwriting gain and net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year quarter, partially offset by lower catastrophe losses.

Underwriting results

•                  The combined ratio of 92.9% increased 7.8 points due to a higher underlying combined ratio (5.8 points) and net unfavorable prior year reserve development compared to net favorable prior year reserve development in the prior year quarter (3.7 points), partially offset by lower catastrophe losses (1.7 points).

•                  The underlying combined ratio of 91.0% increased 5.8 points, primarily driven by higher non-catastrophe weather-related losses, higher loss estimates in the automobile product line for bodily injury liability coverages, including the re-estimation of losses incurred in the first six months of 2016, and the impact of a significant level of new business in recent years, partially offset by a lower expense ratio.

•                  While net unfavorable prior year reserve development primarily resulted from higher than expected loss experience in a modest number of claims in the Homeowners and Other product line for liability coverages for accident years 2013 and 2014, overall these accident years have developed net favorably since inception.

Record net written premiums of $2.240 billion increased 10%. Agency Automobile net written premiums grew 17% with an increase in policies in force of 12% from the prior year period, driven by the success of Quantum Auto 2.0. Agency Homeowners & Other net written premiums increased 2% with an increase in policies in force of 3% from the prior year period.

Year-to-Date 2016 Results

(All comparisons vs. year-to-date 2015, unless noted otherwise)

Operating income for Personal Insurance was $413 million after-tax, a decrease of $254 million, primarily driven by lower net favorable prior year reserve development, higher catastrophe losses and a lower underlying underwriting gain. The prior year period included a $4 million tax benefit.

Underwriting results

•                  The combined ratio of 94.1% increased 7.5 points due to lower net favorable prior year reserve development (4.4 points), a higher underlying combined ratio (1.9 points) and higher catastrophe losses (1.2 points).

•                  The underlying combined ratio remained strong at 88.9% and increased 1.9 points, primarily driven by higher loss estimates in the automobile product line for bodily injury liability coverages, higher non-catastrophe weather-related losses and the impact of a significant level of new business in recent years, partially offset by a lower expense ratio.

Record net written premiums of $6.129 billion increased 9% due to the same factors as discussed above for third quarter 2016.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, October 20, 2016. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-800-732-5617 within the U.S. and 1-212-231-2918 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21817065 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $27 billion in 2015. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

Travelers is organized into the following reportable business segments:

Business and International Insurance — The Business and International Insurance segment offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States and in Canada, as well as in the United Kingdom, the Republic of Ireland, Brazil and throughout other parts of the world as a corporate member of Lloyd’s.

Bond & Specialty Insurance — The Bond & Specialty Insurance segment provides surety, crime, management and professional liability, and cyber risk coverages and related risk management services to a wide range of primarily domestic customers, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance — The Personal Insurance segment writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•                  the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and operating income, investment income and performance, loss costs, return on equity and expected current returns and combined ratios);

•                  share repurchase plans;

•                  future pension plan contributions;

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic (including rapid changes in commodity prices, such as a significant decline in oil and gas prices, as well as fluctuations in foreign currency exchange rates) and underwriting market conditions; and

•                  strategic initiatives to improve profitability and competitiveness.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  during or following a period of financial market disruption, economic downturn or prolonged period of slow economic growth, the Company’s business could be materially and adversely affected;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•                  the Company’s investment portfolio may suffer material realized or unrealized losses. The Company’s investment portfolio may also suffer reduced or low returns, particularly if interest rates remain at historically low levels for a prolonged period of time or decline further as a result of actions taken by central banks (a risk which potentially could be increased by, among other things, the United Kingdom’s expected withdrawal from the European Union);

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the intense competition that the Company faces could harm its ability to maintain or increase its business volumes and its profitability;

•                  disruptions to the Company’s relationships with its independent agents and brokers could adversely affect the Company;

•                  the Company may not be able to collect all amounts due to it from reinsurers and reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all;

•                  the Company is exposed to credit risk in certain of its business and investment operations including through the utilization of reinsurance or structured settlements, as well as guarantees or indemnifications from third parties;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  the Company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data and network security, including as a result of cyber attacks, outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•                  the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations, as well as the risks and uncertainties associated with the United Kingdom’s expected withdrawal from the European Union;

•                  regulatory changes outside of the United States, including in Canada and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes to existing accounting standards may adversely impact the Company’s reported results;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 11, 2016, as updated by our periodic filings with the SEC.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF NON-GAAP MEASURES TO GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.  Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF OPERATING INCOME AND CERTAIN OTHER NON-GAAP MEASURES TO NET INCOME

Operating income is net income excluding the after-tax impact of net realized investment gains (losses) and discontinued operations. Management uses operating income to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. Operating earnings per share is operating income on a per common share basis.

Reconciliation of Operating Income less Preferred Dividends to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2016	2015	2016	2015

Operating income	$924	$1,292	$2,718	$3,496
Net realized investment gains	23	15	33	35
Net income	$947	$1,307	$2,751	$3,531

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2016	2015	2016	2015

Operating income	$701	$918	$2,048	$2,551
Net realized investment gains	15	10	23	22
Net income	$716	$928	$2,071	$2,573

	Twelve Months Ended December 31,
($ in millions, after-tax)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Preferred dividends	—	—	—	—	1	3	3	4	4	5	6
Operating income	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Net realized investment gains/(losses)	2	51	106	32	36	173	22	(271)	101	8	35
Income from continuing operations	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Discontinued operations	—	—	—	—	—	—	—	—	—	—	(439)
Net income	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622

Reconciliation of Operating Earnings per Share to Net Income per Share on a Basic and Diluted Basis

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Basic earnings per share
Operating income	$2.43	$2.96	$7.01	$8.06
Net realized investment gains	0.05	0.04	0.08	0.07
Net income	$2.48	$3.00	$7.09	$8.13

Diluted earnings per share
Operating income	$2.40	$2.93	$6.92	$7.97
Net realized investment gains	0.05	0.04	0.08	0.07
Net income	$2.45	$2.97	$7.00	$8.04

Reconciliation of Operating Income by Segment to Total Operating Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2016	2015	2016	2015

Business and International Insurance	$457	$546	$1,326	$1,604
Bond & Specialty Insurance	146	196	492	471
Personal Insurance	158	241	413	667
Total segment operating income	761	983	2,231	2,742
Interest Expense and Other	(60)	(65)	(183)	(191)
Total operating income	$701	$918	$2,048	$2,551

RECONCILIATION OF ADJUSTED SHAREHOLDERS’ EQUITY TO SHAREHOLDERS’ EQUITY AND OPERATING RETURN ON EQUITY TO RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations.

Reconciliation of Adjusted Shareholders’ Equity to Shareholders’ Equity

	As of September 30,
($ in millions)	2016	2015

Adjusted shareholders’ equity	$22,367	$22,597
Net unrealized investment gains, net of tax	2,049	1,414
Net realized investment gains, net of tax	23	22
Shareholders’ equity	$24,439	$24,033

	As of December 31,
($ in millions)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Adjusted shareholders’ equity	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227
Net unrealized investment gains/(losses), net of tax	1,289	1,966	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327
Net realized investment gains/(losses), net of tax	2	51	106	32	36	173	22	(271)	101	8	35
Preferred stock	—	—	—	—	—	68	79	89	112	129	153
Discontinued operations	—	—	—	—	—	—	—	—	—	—	(439)
Shareholders’ equity	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Operating return on equity is the ratio of annualized operating income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Operating Return on Equity and Return on Equity

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax)	2016	2015	2016	2015

Annualized operating income	$2,802	$3,671	$2,730	$3,401
Adjusted average shareholders’ equity	22,373	22,676	22,373	22,750
Operating return on equity	12.5%	16.2%	12.2%	14.9%

Annualized net income	$2,863	$3,715	$2,761	$3,431
Average shareholders’ equity	24,576	24,077	24,300	24,467
Return on equity	11.6%	15.4%	11.4%	14.0%

Average annual operating return on equity over a period is the ratio of:

a) the sum of operating income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Operating Return on Equity from January 1, 2005 through September 30, 2016

	Nine Months Ended
	September 30,		Twelve Months Ended December 31,
($ in millions)	2016	2015	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Operating income, less preferred dividends	$2,048	$2,551	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized operating income	2,730	3,401
Adjusted average shareholders’ equity	22,373	22,750	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Operating return on equity	12.2%	14.9%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual operating return on equity for the period Jan. 1, 2005 through September 30, 2016			13.4%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Reconciliation of Pre-tax Underwriting Gain (Excluding the Impact of Catastrophes and Net Favorable Prior Year Loss Reserve Development) to Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, after-tax except as noted)	2016	2015	2016	2015

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$458	$645	$1,457	$1,709
Pre-tax impact of catastrophes	(89)	(85)	(740)	(468)
Pre-tax impact of net favorable prior year loss reserve development	39	199	507	649
Pre-tax underwriting gain	408	759	1,224	1,890
Income tax expense on underwriting results	139	273	418	656
Underwriting gain	269	486	806	1,234
Net investment income	472	484	1,353	1,465
Other expense, including interest expense	(40)	(52)	(111)	(148)
Operating income	701	918	2,048	2,551
Net realized investment gains	15	10	23	22
Net income	$716	$928	$2,071	$2,573

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio:  For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators.  The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premium and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Calculation of the Combined Ratio

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, pre-tax)	2016	2015	2016	2015

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$3,856	$3,382	$11,330	$10,360
Less:
Policyholder dividends	11	10	32	29
Allocated fee income	44	44	133	129
Loss ratio numerator	$3,801	$3,328	$11,165	$10,202

Underwriting expense ratio
Amortization of deferred acquisition costs	$1,012	$987	$2,972	$2,913
General and administrative expenses (G&A)	1,057	1,028	3,106	3,055
Less:
G&A included in Interest Expense and Other	8	8	23	22
Allocated fee income	72	72	219	216
Billing and policy fees and other	23	20	67	65
Expense ratio numerator	$1,966	$1,915	$5,769	$5,665

Earned premium	$6,209	$6,032	$18,257	$17,851

Combined ratio (1)
Loss and loss adjustment expense ratio	61.2%	55.2%	61.2%	57.2%
Underwriting expense ratio	31.7%	31.7%	31.6%	31.7%
Combined ratio	92.9%	86.9%	92.8%	88.9%

(1)         For purposes of computing ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Tangible and Shareholders’ Equity, excluding net unrealized investment gains, net of tax, to Shareholders’ Equity

	As of
	September 30,	December 31,	September 30,
($ in millions, except per share amounts)	2016	2015	2015

Tangible shareholders’ equity	$18,596	$18,517	$18,818
Goodwill	3,585	3,573	3,579
Other intangible assets	271	279	280
Less: Impact of deferred tax on other intangible assets	(62)	(60)	(58)
Shareholders’ equity, excluding net unrealized investment gains, net of tax	22,390	22,309	22,619
Net unrealized investment gains, net of tax	2,049	1,289	1,414
Shareholders’ equity	$24,439	$23,598	$24,033

Common shares outstanding	284.1	295.9	304.2

Tangible book value per share	$65.47	$62.58	$61.86
Adjusted book value per share	78.82	75.39	74.35
Book value per share	86.04	79.75	79.00

RECONCILIATION OF CERTAIN NON-GAAP MEASURES TO TOTAL CAPITALIZATION

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the Company’s management, the debt to capital ratio is useful in an analysis of the Company’s financial leverage.

Reconciliation of Total Debt and Equity Excluding Net Unrealized Investment Gain to Total Capitalization

	As of
	September 30,	December 31,	September 30,
($ in millions)	2016	2015	2015

Debt	$6,436	$6,344	$6,743
Shareholders’ equity	24,439	23,598	24,033
Total capitalization	30,875	29,942	30,776
Net unrealized investment gains, net of tax	2,049	1,289	1,414
Total capitalization excluding net unrealized gain on investments, net of tax	$28,826	$28,653	$29,362

Debt-to-capital ratio	20.8%	21.2%	21.9%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	22.3%	22.1%	23.0%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For the Business and International Insurance and Bond & Specialty Insurance segments, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For the Personal Insurance segment, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For the Business and International Insurance segment, retention, renewal premium change and new business exclude National Accounts and surety. For the Bond & Specialty Insurance segment, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices (SAP).

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 11, 2016.

###

Contacts

Media:	Institutional Investors:
Patrick Linehan	Gabriella Nawi
917.778.6267	917.778.6844